                                   Notice of
                              1997 Annual Meeting
                                of Stockholders
                                      and
                                Proxy Statement


                                      LOGO

                                   ERO, INC.
                               585 SLAWIN COURT
                        MOUNT PROSPECT, ILLINOIS 60056

                                                                 March 10, 1997

Dear Stockholder:

  You are cordially invited to attend the 1997 Annual Meeting of Stockholders which will be held on Thursday, April 17, 1997, at 10:00 a.m., local time, at ERO, Inc.'s corporate headquarters, 585 Slawin Court, Mount Prospect, Illinois 60056.

  The Notice of Meeting, Proxy Statement and Proxy are included with this letter. The matters listed in the Notice of Meeting are more fully described in the Proxy Statement.

  It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please mark, sign and date the enclosed Proxy and return it promptly in the enclosed envelope. If you attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person.

                                          Sincerely,

                                          /s/ D. Richard Ryan, Jr.
                                          D. Richard Ryan, Jr.
                                          Chairman, President and Chief
                                           Executive Officer

                                   ERO, INC.
                               585 SLAWIN COURT
                        MOUNT PROSPECT, ILLINOIS 60056

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

  The 1997 annual meeting (the "Annual Meeting") of stockholders of ERO, Inc. (the "Corporation") will be held on Thursday, April 17, 1997, at 10:00 a.m., local time, at the Corporation's headquarters, 585 Slawin Court, Mount Prospect, Illinois 60056, to consider and take action with respect to the following matters:

    1. The election of three directors for three-year terms or until their successors are duly elected and qualified.

    2. The ratification of the appointment of Price Waterhouse LLP as independent public accountants for the year ending December 31, 1997.

    3. The transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

  Holders of record of the Corporation's Common Stock at the close of business on March 3, 1997, are entitled to receive notice of and to vote on all matters presented at the Annual Meeting and at any adjournments or postponements thereof.

                                          By order of the Board of Directors

                                          /s/ Mark D. Renfree
                                          Mark D. Renfree
                                          Secretary

March 10, 1997

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

                                   ERO, INC.
                               585 SLAWIN COURT
                        MOUNT PROSPECT, ILLINOIS 60056

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 17, 1997

                               ----------------

  This proxy statement (the "Proxy Statement") is being furnished to the holders of common stock, par value $0.01 per share (the "Common Stock"), of ERO, Inc. (the "Corporation") in connection with the solicitation of proxies on behalf of the Board of Directors of the Corporation (the "Board of Directors" or "Board") for the annual meeting (the "Annual Meeting") of stockholders to be held on April 17, 1997 at the Corporation's headquarters, 585 Slawin Court, Mount Prospect, Illinois 60056, and at any adjournments or postponements thereof. Proxy Statements and proxies are being mailed to stockholders on or about March 17, 1997.

  When you sign and return the enclosed proxy, the shares represented thereby will be voted FOR the slate of directors described herein, FOR the proposal set forth in Item 2 in the Notice of Meeting and as to any other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof, in accordance with the judgment of the person or persons voting on such matter or matters.

  Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so. In addition, you may revoke your proxy any time before it is voted by written notice to the Secretary of the Corporation prior to the Annual Meeting or by submission of a later-dated proxy.

  Each outstanding share of Common Stock entitles the holder thereof to one vote. On March 3, 1997, the record date, there were 10,266,300 shares of Common Stock outstanding. The presence in person or by proxy of a majority of such shares of Common Stock shall constitute a quorum. Under Delaware law, abstentions are treated as present and entitled to vote and therefore have the effect of a vote against the matter. A broker non-vote on a matter is considered not entitled to vote on that matter and thus is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.

                             ELECTION OF DIRECTORS

  The Board of Directors is currently comprised of six directors divided into three classes. The term of each class expires in different years. The three nominees for election to the Board of Directors this year to serve for three-year terms or until their successors are duly elected and qualified are: D. Richard Ryan, Jr., Robert J. Lipsig and Arthur S. Nicholas. Mr. Ryan is currently Chairman of the Board of Directors and is President and Chief Executive Officer of the Corporation. Messrs. Lipsig and Nicholas are currently directors of the Corporation. The Board of Directors expects all nominees named herein to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute, unless the Board of Directors reduces the number of directors.

  Directors will be elected at the Annual Meeting by a majority of the votes cast at the Annual Meeting by the holders of shares represented in person or by proxy. There is no right to cumulate voting as to any matter, including the election of directors.

  The following sets forth information as to each director and nominee for director, including age, as of March 3, 1997, principal occupation and employment during the past five years, directorships in other publicly held companies, membership on committees of the Board of Directors and period of service as a director of the Corporation.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RE-ELECTION OF MESSRS. RYAN, LIPSIG AND NICHOLAS TO THE BOARD OF DIRECTORS.

NOMINEES FOR BOARD OF DIRECTORS

  D. Richard Ryan, Jr., 57, joined the Corporation in 1993, was elected to the Board of Directors in 1994 and currently serves as Chairman, President and Chief Executive Officer. Prior to joining the Corporation, Mr. Ryan was President and Chief Executive Officer of Dansk International Designs, Ltd. from November of 1985 through August of 1991, President and Chief Executive Officer of Marley Holdings, Inc. from 1981 through 1985 and President of General Housewares Corp.'s Cookware Group from 1974 through 1981.

  Robert J. Lipsig, 54, has served as a director of the Corporation since 1988 and was Chairman from 1992 through April of 1994. Mr. Lipsig has been a Principal of Core Financial Corporation, a private investment and business development firm, since April of 1994. Mr. Lipsig joined the Corporation as Senior Vice President in 1978 and served as the Corporation's President from 1985 through October of 1993. Mr. Lipsig is also a director of Elek-Tek, Inc. Mr. Lipsig also serves on the Corporation's Compensation Committee.

  Arthur S. Nicholas, 66, has served as a director of the Corporation since 1988. Mr. Nicholas served as President of Nicholas, Feder & Jaffe, an investment firm, from 1987 to 1992 and is currently President of The Antech Group, a private investment and business development firm. Mr. Nicholas also serves on the Corporation's Audit and Compensation Committees.

CURRENT DIRECTORS

  Thomas M. Gasner, 51, joined the Corporation in 1981 and currently serves as Executive Vice President of Operations where his responsibilities include production, inventory control and purchasing. Mr. Gasner has been a member of the Board of Directors since 1988.

  Bruce V. Rauner, 41, has served as a director of the Corporation since 1988. Mr. Rauner has been a Principal of Golder, Thoma, Cressey, Rauner, Inc., an investment firm, since 1984. Mr. Rauner is also a general partner of Golder, Thoma, Cressey & Rauner, L.P., which is the general partner of GTC Fund III, the Corporation's largest stockholder. Mr. Rauner is also a director of COREStaff, Inc., Coinmach Laundry Corporation, Polymer Group, Inc. and Lason Systems, Inc., Mr. Rauner also serves on the Corporation's Compensation and Audit Committees.

  Lee M. Mitchell, 53, has served as a director of the Corporation since October of 1996. Mr. Mitchell has been a principal of Golder, Thoma, Cressey, Rauner, Inc., an investment firm, since May of 1994. From May of 1992 through May of 1994, Mr. Mitchell served as a director of numerous corporations. Mr. Mitchell was President and Chief Executive Officer of The Field Corporation until May of 1992. Mr. Mitchell is also a director of American Medserve Corp., Washington National Corporation and Paging Network, Inc.

  There are no family relationships among the foregoing persons.

BOARD AND COMMITTEE MEETINGS

  The Board of Directors held five meetings (exclusive of committee meetings) during the preceding fiscal year. The Board of Directors has established the following committees, the functions and current members of which are noted below. Each current director, except Mr. Rauner who did not attend two meetings and Mr. Mitchell who was not appointed to the Board of Directors until October 17, 1996, attended 75% or more of the number of meetings held during the preceding fiscal year of the Board of Directors and any committees on which such director served.

  Compensation Committee. The Compensation Committee of the Board of Directors consists of Messrs. Lipsig, Nicholas and Rauner. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers and key employees of the Corporation and grants options to purchase Common Stock of the Corporation. The Compensation Committee met twice during the preceding fiscal year.

  Audit Committee. The Audit Committee of the Board of Directors consists of Messrs. Nicholas and Rauner. The Audit Committee, among other duties, reviews the internal and external financial reporting of the Corporation, reviews the scope of the independent audit and considers comments by the auditors regarding internal controls and accounting procedures and management's response to those comments. The Audit Committee met once during the preceding fiscal year.

  The Corporation does not have a nominating committee.

COMPENSATION OF DIRECTORS

  Management directors are not entitled to receive any fees for their service on the Board of Directors. Non-management directors are eligible to receive grants of options to purchase shares of Common Stock pursuant to the Corporation's 1992 Directors' Stock Option Plan and are also reimbursed for out-of-pocket expenses incurred in connection with attending meetings. In addition, all non-management directors received $1,000 per meeting attended for service on the Board of Directors during 1996.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's officers, directors and persons who beneficially own more than ten percent of a registered class of the Corporation's equity securities to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent beneficial owners also are required by rules promulgated by the SEC to furnish the Corporation with copies of all Section 16(a) forms they file.

  Based solely upon a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 filings were required, the Corporation believes that during the period from January 1, 1996 through December 31, 1996 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with except that Barry J. Ryan, President of ERO Industries, Inc., filed two Form 4s late.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, upon recommendation by the Audit Committee, has appointed Price Waterhouse LLP as independent public accountants to examine the financial statements of the Corporation for the year ending December 31, 1997 and to perform other appropriate accounting services.

  A proposal will be presented at the Annual Meeting to ratify the appointment of Price Waterhouse LLP as the Corporation's independent public accountants. One or more members of that firm are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting, other independent public accountants will be considered by the Board of Directors upon recommendation by the Audit Committee.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE CORPORATION'S INDEPENDENT PUBLIC ACCOUNTANTS.

                                OTHER BUSINESS

  At the date of this Proxy Statement, the Corporation has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should come before the Annual Meeting, the proxies will be voted in the discretion of the proxy holders.

                              SECURITY OWNERSHIP

  The following information with respect to the outstanding shares of Common Stock beneficially owned by each director and nominee for director of the Corporation, the chief executive officer and the four other most highly compensated executive officers, all beneficial owners of more than five percent of the Common Stock known by the Corporation and the directors and executive officers as a group is furnished as of March 3, 1997, except as described below.

                                                               COMMON STOCK
                                                           ---------------------
                                                           NUMBER OF   PERCENT
   NAME                                                    SHARES(1) OF CLASS(2)
   ----                                                    --------- -----------
   GTC Fund III(3,4)...................................... 3,940,000    38.4%
   D. Richard Ryan, Jr.(5)................................   180,000     1.8
   Barry J. Ryan(5).......................................    10,000      *
   Richard F. Schaub, Jr.(5)..............................     1,000      *
   Kenneth E. Litvack(5)..................................     3,000      *
   Amos Sochazevski(5)....................................       --      --
   Bruce V. Rauner(4,6)................................... 3,968,337    38.7
   Thomas M. Gasner(4,5)..................................   283,500     2.8
   Robert J. Lipsig(4,5)..................................   202,100     2.0
   Arthur S. Nicholas(4,5)................................    38,670      *
   Lee M. Mitchell(7).....................................       --      --
   T. Rowe Price Associates, Inc.(8)...................... 1,223,800    11.9
   Putnam Investments, Inc.(9)............................   765,100     7.5
   Heartland Advisors, Inc.(10)...........................   541,500     5.3
   All directors and executive officers as a group
    (11 persons)(11)...................................... 4,686,607    45.7

--------
 (1) Each holder has sole voting and investment power with respect to the shares listed unless otherwise indicated.
 (2) Percentages less than one percent are denoted by an asterisk.
 (3) All such shares are held by GTC Fund III, of which Golder, Thoma, Cressey & Rauner, L.P., is the general partner. The address for GTC Fund III is c/o Golder, Thoma, Cressey, Rauner, Inc., 6100 Sears Tower, Chicago, Illinois 60606-6402.
 (4) All of these parties have entered into an agreement providing for the election of directors. Each such party disclaims beneficial ownership of the shares of Common Stock owned by each other party.
 (5) The address for these individuals is c/o ERO, Inc., 585 Slawin Court, Mount Prospect, Illinois 60056.
 (6) Includes 3,940,000 shares held by GTC Fund III, of which Golder, Thoma, Cressey & Rauner, L.P. is the general partner. Mr. Rauner is a general partner of Golder, Thoma, Cressey & Rauner, L.P., but disclaims beneficial ownership of such shares. The address for Mr. Rauner is c/o Golder, Thoma, Cressey, Rauner, Inc., 6100 Sears Tower, Chicago, Illinois 60606-6402.
 (7) The address for Mr. Mitchell is c/o Golder, Thoma, Cressey, Rauner, Inc., 6100 Sears Tower, Chicago, Illinois 60606-6402.
 (8) The information set forth herein is based solely on a Form 13G filed by such entity for the year ended December 31, 1996. The address for such entity, as so reported, was 100 E. Pratt Street, Baltimore, MD 21202.
 (9) The information set forth herein is based solely on a Form 13G filed by such entity for the year ended December 31, 1996. The address for such entity, as so reported, was One Post Office Square, Boston, MA 02109.
(10) The information set forth herein is based solely on a Form 13G filed by such entity for the year ended December 31, 1996. The address for such entity, as so reported, was 790 N. Miswaukee St., Milwaukee, WI 53202.
(11) Includes shares held by GTC Fund III.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following summary compensation table specifies the components of the Corporation's chief executive officer and four other most highly compensated executive officers (the "named executive officers") compensation packages for the years ended December 31, 1996, December 31, 1995 and December 31, 1994. The Corporation does not maintain any long-term compensation plans.

                               ANNUAL COMPENSATION    LONG TERM COMPENSATION
                               ------------------- -----------------------------
    NAME AND                                                                      ALL OTHER
    PRINCIPAL                   SALARY     BONUS       STOCK       RESTRICTED    COMPENSATION
    POSITION              YEAR  ($)(1)    ($)(2)   OPTIONS(#)(3) STOCK AWARDS($)    ($)(4)
    ---------             ---- --------- --------- ------------- --------------- ------------
D. Richard Ryan, Jr.....  1996 $ 250,000 $     --         --           --          $  1,350
(Chairman, President and  1995   250,000    25,000        --           --             1,350
Chief Executive Officer)  1994   247,763   375,000        --           --           110,044

Barry J. Ryan(5)........  1996   116,242    16,000    125,000          --            99,207
(President of ERO         1995       --        --         --           --               --
 Industries, Inc.)        1994       --        --         --           --               --

Richard F. Schaub,
 Jr.(6).................  1996   120,000    62,500        --           --                93
(President of Priss       1995   120,000       --      12,500          --             6,741
 Prints, Inc.)            1994    25,384    35,000     30,000          --                20

Kenneth E. Litvack(7)...  1996   140,000       --         --           --               810
(President of Impact,     1995   143,860       --       7,500          --               807
 Inc.)                    1994   129,051   227,000     40,000          --               388

Amos Sochaczevski(8)....  1996   147,000       --      30,000          --               --
(President of Amav        1995    37,000       --         --           --               --
 Industries, Inc.)        1994       --        --         --           --               --

--------
(1) Includes the following amounts deferred by Messrs. D. Ryan, Schaub and Litvack, respectively, pursuant to the Company's 401(k) plan for the following fiscal years: 1996, $9,135, $6,139 and $5,115; 1995, $9,240, $0 and $6,993; and 1994, $0, $0 and $5,308.
(2) Amounts include bonuses accrued during each year but paid shortly thereafter.
(3) All stock option grants were made pursuant to the Corporation's 1992 Key Employee Stock Option Plan.
(4) Represents premiums paid by the Corporation under a group term life insurance plan, the reimbursement of Mr. D. Ryan's relocation expenses in 1994, the reimbursement of Mr. Schaub's relocation expenses in 1995 and the reimbursement of Mr. B. Ryan's relocation expenses in 1996.
(5) Mr. B. Ryan was named President of ERO Industries, Inc. effective May 1,
    1996.
(6) Mr. Schaub was named President of Priss Prints, Inc. effective October 10, 1994.
(7) Impact, Inc. ("Impact") was acquired by the Corporation effective January 1, 1994. Mr. Litvack was named President of Impact on February 11, 1994.
(8) Amav Industries, Inc. ("Amav") was acquired by the Corporation effective October 1, 1995.

  The following tables disclose, for the named executive officers, information regarding stock options granted or exercised during, or held at the end of, 1996.

OPTION GRANT TABLE

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                        POTENTIAL REALIZABLE VALUE
                                                                        AT ASSUMED ANNUAL RATES OF
                                     % OF TOTAL                                 STOCK PRICE
                                      OPTIONS                             APPRECIATION FOR OPTION
                                     GRANTED TO  EXERCISE                          TERM
                          OPTIONS   EMPLOYEES IN  PRICE    EXPIRATION   ---------------------------
      NAME               GRANTED(#) FISCAL YEAR   ($/SH)      DATE        5%($)(1)     10%($)(1)
      ----               ---------- ------------ -------- ------------- ------------ --------------
D. Richard Ryan, Jr. ...      --         --          --        --                --             --
Barry J. Ryan...........  125,000      39.4%      $6.375  Aug. 21, 2006     $502,031     $1,267,031
Richard F. Schaub, Jr...      --         --          --        --                --             --
Kenneth E. Litvack......      --         --          --        --                --             --
Amos Sochaczevski.......   30,000       9.5%      $5.750   Feb. 7, 2006 $    108,675 $      274,295

--------
(1) Amounts reflect certain assumed rates of appreciation set forth in the SEC's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Common Stock and overall stock market conditions. No assurance can be made that the amounts reflected in these columns will be achieved.

OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND YEAR-END OPTION VALUES

                                                                                   VALUE OF UNEXERCISED
                                                         NUMBER OF UNEXERCISED     IN-THE-MONEY OPTIONS
                             SHARES                      OPTIONS AT FY-END(#)          AT FY-END($)
                            ACQUIRED        VALUE      ------------------------- -------------------------
      NAME               ON EXERCISE(1) REALIZED($)(1) UNEXERCISABLE EXERCISABLE UNEXERCISABLE EXERCISABLE
      ----               -------------- -------------- ------------- ----------- ------------- -----------
D. Richard Ryan, Jr. ...      --             --               --       540,000          --     $1,425,600
Barry J. Ryan...........      --             --           125,000          --      $296,875           --
Richard F. Schaub, Jr...      --             --            28,000       14,500     $  7,250    $   29,000
Kenneth E. Litvack......      --             --            30,000       17,500     $ 48,000    $   25,750
Amos Sochaczevski.......      --             --            30,000          --      $ 90,000           --

--------
(1) None of the options which were granted to the named executives, as described in footnote 3 to the Summary Compensation Table, has been exercised.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  Pursuant to employment agreements (the "Employment Agreements") dated December 14, 1995, the Corporation agreed to employ Amos Sochaczevski as President of Amav Industries Ltd. ("Amav"), a wholly-owned subsidiary of the Corporation, and Avi Sochaczevski as Executive Vice President of Amav for a period of two years with automatic one year renewals unless either party provides written notice to the other party of his or its intention not to renew (a) at least 120 days prior to the end of the initial two year term or
(b) at least 90 days prior to the end of any renewal term. The Employment Agreements provide each party with an annual salary of C$200,000. In addition, both parties are bound by a non-competition clause for a period of five years from the date of the agreement.

  The Corporation has entered into an employment agreement with Kenneth E. Litvack which guarantees Mr. Litvack a minimum annual salary of $130,000 through December 31, 1998. In addition, the agreement includes a non-competition clause for a period of two years following Mr. Litvack's termination from the Corporation.

  Barry J. Ryan has entered into an agreement with the Corporation pursuant to which he is guaranteed an annual minimum bonus of $16,000 through 1998. In addition, if he is terminated prior to May 1, 1999, he is entitled to severance amounting to one year of base salary. Finally, the Corporation agreed to reimburse Mr. Ryan for certain costs incurred during his relocation.

  Named Executive Officers have deferred compensation and receive benefits under the Corporation's Nonqualified Deferred Compensation Plan (the "Plan"). Beginning in 1997, Executives are allowed to defer up to 20% of their annualized base salary (less any contributions to the Corporation's 401(k) plan). In addition, the Corporation matches 50% of the Executive's contribution to the Plan up to 3% of the Executive's Salary (less the Corporation's contribution to the 401(k) plan). This contribution vests immediately.

  The Corporation has not entered into written employment contracts with any of its other executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Corporation's Compensation Committee are Messrs. Lipsig, Nicholas and Rauner. Mr. Rauner, a director of the Corporation, is also a general partner of Golder, Thoma, Cressey & Rauner, L.P. Golder, Thoma, Cressey & Rauner, L.P. is the general partner of GTC Fund III, which owns 38.4% of the Corporation's Common Stock. No officers of the Corporation serve on the Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee") is pleased to present its report on executive compensation. The Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers and key employees of the Corporation and grants options to purchase Common Stock of the Corporation. This Committee report documents the components of the Corporation's executive officer compensation programs and describes the bases upon which compensation will be determined by the Committee with respect to the executive officers of the Corporation, including the executive officers that are named in the compensation tables (the "Named Executives").

  This Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  Compensation Philosophy. The compensation philosophy of the Corporation is to endeavor to directly link executive compensation to continuous improvements in corporate performance and increases in shareholder value. The Committee has adopted the following objectives as guidelines for compensation decisions.

  . Display a willingness to pay levels of compensation that are necessary to attract and retain highly qualified executives.

  . Be willing to compensate executive officers in recognition of superior individual performance, new responsibilities or new positions within the Corporation.

  . Take into account historical levels of executive compensation and the overall competitiveness of the market for high quality executive talent.

  . Implement a balance between short- and long-term compensation to complement the Corporation's annual and long-term business objectives and strategy and encourage executive performance in furtherance of the fulfillment of those objectives.

  . Provide variable compensation opportunities based on the performance of the Corporation, encourage stock ownership by executives and align executive remuneration with the interests of stockholders.

  Compensation Program Components. The Committee regularly reviews the Corporation's compensation program to ensure that pay levels and incentive opportunities are competitive with the market and reflect the performance of the Corporation. The particular elements of the compensation program for executive officers are further explained below.

    Base Salary. The Corporation's base pay levels are largely determined by evaluating the responsibilities of the position held and the experience of the individual and by comparing the salary scale with companies of similar size and complexity. Actual base salaries are kept within a competitive salary range for each position that is established through job evaluation and market comparisons and approved by the Committee as reasonable and necessary. D. Richard Ryan, Jr.'s salary has been set at $250,000 per year, a level which is equal to his salary last year and comparable to salaries paid for executives holding positions with comparable responsibilities.

    Annual Incentives. The 1996 Incentive Compensation Plan (the "1996 Incentive Compensation Plan") provides for the granting of cash awards to certain salaried employees (including the Named Executives) of the Corporation, approved for participation by the Committee. The objective of the 1996 Incentive Compensation Plan is to enhance management's contribution to stockholder returns through increased stock prices by providing competitive levels of compensation for the attainment of financial objectives. In particular, the 1996 Incentive Compensation Plan aims to focus corporate behavior on consistent and steady earnings growth by examining such performance indicators as (A) a comparison of actual earnings before interest, taxes, depreciation and amortization ("EBITDA") to budgeted EBITDA or (B) a comparison of actual sales to budgeted sales. Targeted awards for the Corporation's employees under the 1996 Incentive Compensation Plan are intended to be consistent with targeted awards of companies of similar size and complexity. Actual awards, however, are subject to decrease or increase on the basis of the Corporation's performance. As a result of the Corporation's performance in 1996, the amounts presented in the Executive Compensation table were payable under the 1996 Incentive Compensation Plan. The Compensation Committee approved a similar program for 1997.

    Stock Option Program. The Committee strongly believes that by providing those persons who have substantial responsibility over the management and growth of the Corporation with an opportunity to increase their ownership of the Corporation's stock, the interests of stockholders and executives will be closely aligned. Therefore, the Corporation's key employees (including the Named Executives) are eligible to receive either incentive stock options or nonqualified stock options as the Committee may determine from time to time, giving them the right to purchase shares of the Corporation's Common Stock at an exercise price equal to 100% of the fair market value of such Common Stock at the date of grant. The number of stock options granted to executive officers is based on competitive practices. Currently, the Corporation does not intend to grant any additional stock options to any Named Executive in the next year, except in recognition of new responsibilities or positions.

  Certain Tax Considerations. Recently enacted Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to the Named Executives to $1,000,000 in any given taxable year, unless certain requirements are met. The Compensation Committee has carefully considered the impact of this new tax code provision. The Committee currently intends to structure compensation plans for the Named Executives as necessary in order to maximize the Corporation's corporate tax deduction without limiting the Corporation's ability to attract and retain qualified executives.

  Summary. After its review of all existing programs, the Committee continues to believe that the total compensation program for executives of the Corporation is focused on increasing values for stockholders and enhancing corporate performance. The Committee currently believes that the compensation of executive officers is properly tied to stock appreciation through the 1992 Key Employee Stock Option Plan and through the options granted to Mr. D. Ryan when he joined the Corporation. The Committee believes that executive compensation levels at the Corporation are competitive with the compensation programs provided by other corporations with which the Corporation competes. The foregoing report has been approved by all members of the Committee.

                                                      COMPENSATION COMMITTEE

                                                      Robert J. Lipsig

                                                      Arthur S. Nicholas

                                                      Bruce V. Rauner

                               PERFORMANCE GRAPH

  The following graph compares the Corporation's cumulative total stockholder return since the Common Stock became publicly traded on April 7, 1992 with the Nasdaq National Market Index and with a peer group comprised of the following companies, Acclaim Entertainment, Inc., Empire of Carolina, Inc., Equity Marketing, Inc., Galoob Toys, Inc., Hasbro, Inc., Mattel, Inc., Russ Berrie and Company, Inc., The Ohio Art Company, Safety 1st, Inc., Toy Biz, Inc., Tyco Toys, Inc., and Yes! Entertainment Corporation.(/1/) The Corporation selected the aforementioned companies to align its peer group with that used by analysts covering the industry.

                          COMPARISON OF TOTAL RETURN*
             ERO, INC., NASDAQ NATIONAL MARKET INDEX AND PEER GROUP


                       [PERFORMANCE GRAPH APPEARS HERE]


                                    FISCAL YEAR ENDING
                     ----------------------------------------------------
COMPANY                1992    1992     1993     1994     1995     1996

ERO INC                $100   $ 61.19  $ 43.28  $ 49.25  $ 35.82  $ 52.24
PEER GROUP             $100   $116.24  $129.77  $119.80  $150.82  $172.67
BROAD MARKET           $100   $106.08  $127.25  $133.60  $173.29  $215.34

--------
(1) This peer group is identical to the peer group referenced in the Corporation's 1996 Proxy Statement with the following additional corporations: Acclaim Entertainment, Inc., Empire of Carolina, Inc., Equity Marketing, Inc., Galoob Toys, Inc., Hasbro, Inc., Mattel, Inc., Russ Berrie and Company, Inc., The Ohio Art Company, Safety 1st, Inc., ToyBiz, Inc., Tyco Toys, Inc. and Yes! Entertainment Corporation. The following corporations were not included in the peer group this year, but were included in 1996: Ajay Sports Inc., Aldila, Inc., Anthony Industries, Inc., Bell Sports Corporation, Bio-Dyne Corp., Callaway Golf Co., CML Group Inc., Coastcast Corporation, Cobra Golf, Incorporated, Discovery Zone, Inc., Educational Insights, Inc., Escalade, Inc., First Team Sports, Inc., Johnson Worldwide Associates, Lumex, Inc., Marker International, ProGroup Inc., Raven Industries Inc., Rawlings Sporting Goods Company, Inc., Renaissance Golf Products Inc., Riddell Sports Inc., Royal Grip, Inc., Sled Dogs Co., S2 Golf Inc., Sure Shot International Inc., Swing-N-Slide Corporation and Technigen Corp.

 * Total Return assumes reinvestment of dividends.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Proposals of stockholders intended to be presented at the annual meeting in 1998 must be received by the Secretary of the Corporation, at the address below, not later than October 28, 1997 to be considered for inclusion in the Corporation's 1998 proxy materials.

                            ADDITIONAL INFORMATION

  This solicitation is being made by the Corporation. All expenses of the Corporation in connection with this solicitation will be borne by the Corporation. In addition to the solicitation by mail, proxies may be solicited by directors, officers and other employees of the Corporation by telephone, telex, in person or otherwise, without additional compensation. The Corporation will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Corporation's transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

  The Corporation will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Securities and Exchange Commission, including the financial statements and the schedule thereto. Requests for copies of such Annual Report on Form 10-K should be directed to the Secretary of the Corporation at the address below.

  PLEASE COMPLETE THE ENCLOSED PROXY AND MAIL IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

                                          By order of the Board of Directors
                                          /s/ Mark D. Renfree
                                          Mark D. Renfree
                                          Secretary

ERO, Inc.
585 Slawin Court
Mount Prospect, Illinois 60056
March 10, 1997

[_] Please mark your
    votes as in this
    example.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED AND FOR ITEM 2.

--------------------------------------------------------------------------------
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.
--------------------------------------------------------------------------------
               FOR          WITHHELD         FOR    AGAINST     ABSTAIN

1. Election    [_]            [_]            [_]       [_]        [_]
   Directors
   (see reverse)

For, except vote withheld from the    2. Ratification of the
following nominee(s):                    appointment of Price
                                         Waterhouse LLP as
                                         the Company's
                                         Independent public
                                         accountants.




    Please sign exactly as name appears of this Proxy. Joint owners should each sign. Trustees, executors, etc. should indicate the capacity in which they are signing.



                                              ----------------------------------


                                              ----------------------------------
                                                 SIGNATURE(S)               DATE

                                     PROXY

                      1997 Annual Meeting of Stockholders
                      Solicited by the Board of Directors

                                   ERO, INC.
                               585 Slawin Court
                        Mount Prospect, Illinois 60056

     The undersigned hereby appoints Thomas M. Gasner and Mark D. Renfree, and each of them, proxies, with power of substitution and revocation, acting by a majority of those present and voting or if only one is present and voting then that one, to vote the stock of ERO, Inc. which the undersigned is entitled to vote, at the 1997 Annual Meeting of Stockholders to be held on April 17, 1997 and at any adjournment or postponements thereof, with all the powers the undersigned would possess if present, with respect to the following:

                      Election of directors, Nominees:
                      D. Richard Ryan, Jr., Robert J. Lipsig, Arthur S. Nicholas

          (Continued and to be signed and dated on the reverse side.)